Exhibit 10.1
                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 29th day of June, 1999 by and between Linvatec Corporation, a Florida corporation (the "Buyer"), and Minnesota Mining and Manufacturing Company, a Delaware corporation ("3M").

         WHEREAS, 3M, through its Medical Surgical Division (the "Division"), engages in the business of manufacturing and selling a broad range of surgical powered instrument products excluding those instruments that formed any portions of 3M's cardiovascular perfusion business, its orthopedic devices business, metal implant business and carpal tunnel release businesses, (the manufacture and sale of such products through such Division being herein called the "Business");

         WHEREAS, 3M now desires to exit the Business without interrupting the availability of products and customer support and Buyer desires to purchase and acquire the assets of the Business, all on the terms and conditions set forth in this Agreement;

         WHEREAS, Buyer wishes to purchase all assets used in or necessary to the Business, and to hire or otherwise retain the services of certain 3M employees or agents necessary to or used in the Business subject to the terms set forth herein;

         WHEREAS, Buyer wishes to purchase the Business in a manner that causes as little disruption as possible to customers of and the profitability of the Business; and

         WHEREAS, 3M now desires to sell and the Buyer desires to purchase and acquire certain assets of the Business, all on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:



                                    ARTICLE I

                                   Definitions

         1.01 Purchased Assets. The term "Purchased Assets" or any variation thereof as used in this Agreement shall mean the assets required to be sold, assigned, transferred and conveyed by 3M to the Buyer pursuant to Article II hereof.

         1.02 3M Products. The term "3M Products" or "3M Product Line" or any variation thereof as used in this Agreement shall mean those 3M products manufactured or sold through the Division described in the attached Schedule 1.02.

         1.03 Assumed Liabilities. The term "Assumed Liabilities" or any variation thereof as used in this Agreement shall mean the liabilities and obligations required to be assumed by the Buyer pursuant to Article IV hereof.

         1.04 Purchased Intellectual Property. The term "Purchased Intellectual Property" means patents, patent applications, utility model registrations, design patents, registered or unregistered trademarks, trade secrets and know-how owned by 3M on the Closing Date that directly and solely relate to the Business as conducted on the Closing Date, with such products being listed in
Schedule 1.04, but excluding components and materials supplied to the Business by other businesses of 3M.

         1.05 Licensed Intellectual Property. The term "Licensed Intellectual Property" means patents, patent applications, utility model registrations, design patents, trade secrets and know-how owned by 3M on the Closing Date that are used directly in both the Business as conducted on the Closing Date and 3M's electronic products and/or orthopedic casting business, but excluding Components and Materials supplied to the Business by other businesses of 3M.

         1.06 IP Agreements. The term "IP Agreements" means those agreements licensing patents to or from 3M that directly and solely relate to the Business as conducted on the Closing Date and are listed in Schedule 1.06, excluding however supplier, distribution, consulting and confidentiality agreements.

         1.07 Sublicensed IP Agreement. The term "Sublicensed IP Agreement" means the Automotive Supplier Agreement dated 22nd September 1998 between the Lemelson Medical, Education and Research Foundation, Limited Partnership and 3M.

         1.08 Adverse Material Change. The term "Adverse Material Change" shall mean any change that affects the valuation of the Business in a manner that a reasonable buyer, familiar with trends likely to affect the Business, would consider such change in valuing the Business.



                                   ARTICLE II

                                 Sale of Assets

         2.01 Purchased Assets. Subject to the terms and conditions hereof, 3M agrees to sell, assign, transfer and convey to the Buyer, and the Buyer agrees to purchase and acquire from 3M, at the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined), all of 3M's right, title and interest, if any, immediately prior to the effective time of the Closing in and to the following assets wherever located:

         (a) The fixed assets, machinery, manufacturing equipment, laboratory and test equipment and 3M Product specifications, drawings and manufacturing processes documents and office equipment used in the Business, including those assets specified, on and offsite, in Schedule 2.01(a).

         (b) Raw material, packaging, factory supplies, work in progress and finished goods inventories to the extent related to the 3M Product Line, in an amount consistent with past practices of the Business.

         (c) Purchased Intellectual Property as provided in Article VI.

         (d) Records to the extent substantially related to the 3M Product Line and the Purchased Assets.

         (e) Purchase orders to the extent substantially related to the 3M Product Line, the Purchased Assets or the Business issued by or to 3M in the ordinary course of business.

         (f)  Subject  to  Section  VI,   leases,   contracts,   agreements  and
commitments to the extent substantially related to the 3M Product Line, the Purchased Assets or the Business, to the extent assignable and/or transferable.

         (g) All registrations, licenses, permits or any other government authorizations relating to the 3M Product Line to the extent transferable, subject to Article VI.

         (h) All demonstration units or loaner units relating to the 3M Product Line, including those listed on Schedule 2.01(h).

         2.02 Excluded Assets. It is understood and agreed that the following assets of the Business are excluded from Purchased Assets: (i) cash; (ii) accounts receivable; (iii) any items listed in Schedule 2.02 (Excluded Assets); and (iv) excluded intellectual property assets set forth in Section 6.10.

         2.03 Retention of Certain Records. It is understood and agreed that 3M reserves the right to retain copies or written records of the items referred to in Sections 2.01(c) and (d) for the purpose of defending any claims, losses, causes of action or lawsuits, including those related to the sale of the 3M Product Line by 3M, and for the purpose of preparing any tax returns or financial statements or reports, provided that 3M shall maintain the confidentiality of such documents and shall promptly notify the Buyer of any lawsuit or claim served upon 3M relating to the Business and/or records or documents.

                                   ARTICLE III

                                 Purchase Price

         3.01 Purchase Price and Payment. In consideration for the Purchased Assets, the Buyer agrees to pay to 3M Forty Million Dollars ($40,000,000) (the "Purchase Price"), subject to being adjusted pursuant to Section 3.04. The Purchase Price shall be payable in cash at the Closing by wire transfer of immediately available federal funds to 3M at Norwest Bank, Minnesota, N.A., Minneapolis, Minnesota, ABA #091 000 019, credit to 3M General Account #30103.

         3.02 Allocation of Purchase Price. It is understood and agreed by the parties that, except as hereinafter provided, the Purchase Price shall be allocated, within ninety (90) days following the Closing, among the Purchased Assets in accordance with the attached Exhibit A, and that said allocation will be used for state and federal tax purposes. Each party acknowledges that such allocation is consistent with the requirements of Section 1060 of the Internal Revenue Code 1986, as amended, and the regulations thereunder. Each party agrees
(i) to jointly complete and separately file Form 8594 with its federal income tax return for the tax year in which the Closing Date occurs, and (ii) that such party will not take a position on any income, transfer or gains tax return, before any governmental agency charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation without the written consent of the other party. Notwithstanding anything to the contrary provided herein, neither party shall be bound by such allocation in the event the Internal Revenue Service or another tax authority successfully challenges the allocation. In the event of any challenge to such allocation by the Internal Revenue Service or another tax authority, the parties will give each other notice of the challenge and advise each other periodically of the status of such challenge and reasonably cooperate with each other with respect to such challenge.

         3.03 Sales, Use and Transfer Taxes. The Buyer shall be responsible for all sales, use and transfer taxes, deed taxes and recording fees, if any, in each case applicable to the sale and transfer of the Purchased Assets hereunder, except for any taxes or other fees imposed by foreign jurisdictions, which taxes or other fees shall be paid as is customary in such jurisdictions. The Buyer will furnish 3M at the Closing with properly executed exemption certificates, dated the Closing Date, relating to the inventory, supplies and manufacturing equipment being transferred pursuant to this Agreement as to which Buyer is claiming an exemption from sales, use or other transfer taxes.

         3.04 Adjustment to Purchase Price. In conjunction with the payment called for in Section 3.01, the Purchase Price shall be reduced, or increased, for the precise amount, in dollars, by which the Net Assets of the Business as of the Closing are less or more than the amount listed on the December 31, 1998 Balance Sheet. If the parties are unable to agree as to the value of the assets conveyed pursuant to Section 2.01(b), the Buyer may withhold from the Purchase Price so much as corresponds to Buyer's calculation of the value of such assets, with a national accounting firm, to be selected within twenty (20) days after the Closing to complete a valuation, using the same methodology used for the December 31, 1998 Balance Sheet, within sixty (60) days after Closing, with both parties making final submissions ten (10) days after such firm is selected and with both parties being bound thereby.



                                   ARTICLE IV

                            Assumption of Liabilities

         4.01 Assumption of Liabilities. Subject to the terms and conditions hereof and subject to Article VI (Intellectual Property), at the Closing, the Buyer shall assume and agree to carry out and perform all of the following liabilities and obligations which have not been paid, performed or discharged prior to the effective time of the Closing by 3M:

         (a) all obligations of 3M related to the Business in respect of goods received and services delivered after the Closing Date under any of the licenses, purchase orders, leases, contracts, or written agreements included in the Purchased Assets (collectively, the "Contracts"), the Sublicensed IP Agreement and the IP Agreements;

         (b) all warranty obligations of 3M with respect to 3M Products; and

         (c) such other liabilities of the Business related to the 3M Product Line, the Purchased Assets and the Business arising after the Closing (e.g., intellectual and/or product liability claims arising for products sold after the Closing).

         4.02 The language of Section 4.01(a) - (c) notwithstanding, Buyer shall not be responsible for any taxes or liens upon the Purchased Assets that arise from pre-Closing facts or circumstances, which 3M agrees to remove for a period of up to eighteen (18) months following Closing, regardless of amount and notwithstanding the materiality threshold in Article XI concerning indemnity.



                                    ARTICLE V

                         Representations and Warranties

         5.01 3M Representations. 3M hereby represents and warrants as follows:

         (a) Organization of 3M. 3M is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) Authority of 3M. 3M has full corporate power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents (as hereinafter defined) to be entered into by it at the Closing, and such execution, delivery and performance have been duly authorized by all necessary and proper corporate action of 3M. This Agreement has been duly executed and delivered by 3M, and (assuming due authorization, execution and delivery hereof by the Buyer) is the valid and binding obligation of 3M enforceable against 3M in accordance with its terms (except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors' rights generally or by general principles of equity). Upon execution and delivery thereof by 3M at the Closing (and assuming due authorization, execution and delivery thereof by the Buyer, to the extent applicable), each of the Transaction Documents to be entered into by 3M at the Closing will be the valid and binding obligation of 3M enforceable against 3M in accordance with its terms (except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity).

         (c) Title to Purchased Assets. Except as set forth in Schedule 5.01(c),
Article VI (Intellectual Property) or elsewhere in this Agreement, 3M has or will have at the Closing title to the Purchased Assets, free and clear of all mortgages, liens, security interests, claims, tax liabilities, charges and encumbrances.

         (d) Contracts. The attached Schedule 5.01(d)(i) lists, as of the date of Closing, all leases, contracts, agreements and commitments to the extent substantially related to the 3M Product Line, other than those IP agreements listed on Schedule 1.06, the Purchased Assets or the Business to which 3M is a party or by which 3M is bound and which involve payments of more than $10,000.00 per annum, with all purchase orders that entail annual expenditures in excess of $10,000.00, whether in the ordinary course or otherwise, listed on Schedule 5.01(d)(ii).

         (e) No Brokers. With respect to the transactions contemplated by this Agreement, 3M has not dealt with or been contacted by any finder or broker and is not in any way obligated to compensate such persons.

         (f) Compliance with Law And Other  Requirements.  Except as provided in
Schedule 5.01(f), to 3M's knowledge, the Business is not in violation of any law, ordinance or regulation of any governmental entity, which violations would have an Adverse Material Change. All governmental approvals, permits, licenses and other authorizations required in connection with the conduct of any material aspect of the Business have been obtained and are in full force and effect and are being complied with in all material respects. During the last five (5) years, 3M has not received any notification of any asserted past or present violation in connection with the conduct of the Business of any law, ordinance or regulation, which violation would have an Adverse Material Change, or any complaint, inquiry or request for information from any governmental entity relating thereto (including 483s, warning letters, consent decrees, or other asserted violations of legal or regulatory requirements). The Business complies in all material respects with the requirements for ISO 9001 certification, and has such certifications and 3M has no knowledge that it is in violation of any requirement for CE-markings.

         (g) Financials. The financial statements provided by 3M and attached hereto as Schedule 5.01(g) are true and accurate in all material respects, have been derived from the books and records of 3M that have been prepared and maintained in accordance with generally accepted accounting principles (GAAP) in all material respects.

         (h) Claims Status. Except as set forth on Schedule 5.01(h), 3M is unaware of any claims that are being asserted with respect to product liability, regulatory or other claims.

         (i) Intellectual Property. 3M disclaims any representation or warranty provided in this Agreement as it might be construed to apply to intellectual property except as provided in Article VI (Intellectual Property).

         (j) Regulatory Approval Status. Except for the Blitz(TM) II Surgical Powered Instruments Cleaner and Lubricant (the "Blitz(TM) products"), 3M represents and warrants that to 3M's knowledge, all 3M Products including any accessories currently are being marketed in compliance with all Food and Drug Act, Medical Device Directive, CE-marking and other legal requirements in each jurisdiction in which the 3M Products are marketed. 3M further represents that the Food and Drug Act, Medical Device Directive, and CE-marking requirements are not applicable to the Blitz(TM) products.

         (k) Completeness of Purchased Assets. The Purchased Assets constitute all assets necessary for 3M or used by 3M in the conduct of the Business, particularly the manufacture of the 3M Products, except those assets identified on Schedule 2.02 as the Excluded Assets or intellectual property, which is governed by Article VI, or those products supplied by 3M's New Ulm plant, with such products to be provided in the Supply Agreement. Moreover, the Purchased Assets include all assets necessary for 3M or used by 3M in production and testing processes of the Business at Irvine, California.

         (l) Inventory. All raw material, work in progress and finished goods inventory is current and non-obsolete in accordance with 3M's inventory policy which is attached as Schedule 5.01(i). All such inventory, wherever located, bears the CE mark.

         (m) Environmental. Except as may be disclosed in the environmental audit as provided for in Section 8.19, 3M's operation of the Business and ownership of the Purchased Assets are, and have been, in compliance in all material respects with all applicable environmental laws, permit requirements, use restrictions, and waste control requirements, and no releases of any hazardous substance requiring notification to a governmental entity have occurred in connection with the operation of the Business or the Purchased Assets; and no hazardous substances are used in the operation of the Business or use of the Purchased Assets except in compliance in all material respects with applicable law as of the date of this Agreement. For purposes of this Agreement, the term "hazardous substance" shall mean any substance which is listed or otherwise defined as "hazardous" or "toxic" under applicable law; as well as any petroleum product or nuclear materials; and the term "applicable law" as used in this Section 5.01(m) shall include any local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials as of the date of this Agreement.

         5.02 Buyer Representations. The Buyer hereby represents and warrants as follows:

         (a) Organization of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         (b) Authority of Buyer. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents to be entered into by it at the Closing, and such execution, delivery and performance have been duly authorized by all necessary and proper corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery hereof by 3M) is the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, reorganization, insolvency moratorium and other similar laws affecting creditors' rights generally or by general principles of equity). Upon execution and delivery thereof by Buyer at the Closing (and assuming due authorization, execution and delivery thereof by 3M, to the extent applicable), each of the Transaction Documents to be entered into by Buyer at the Closing will be the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity).

         (c) Financial Ability of Buyer. The Buyer has available cash and/or existing committed borrowing facilities sufficient to enable it to consummate the transactions contemplated by this Agreement.

         (d) No Brokers. With respect to the transactions contemplated by this Agreement, Buyer has not dealt with or been contacted by any finder or broker and is not in any way obligated to compensate such persons.



                                   ARTICLE VI

                              Intellectual Property

         6.01 Intellectual Property Recitals. The transfer of intellectual property, and any representations or warranties regarding intellectual property by 3M, are exclusively controlled by this Article. 3M disclaims any warranty or representation provided elsewhere in this Agreement as it might be construed to apply to intellectual property owned, licensed or controlled by 3M or any third party intellectual property right. Except as provided in this Article, intellectual property is being transferred or licensed on an "AS IS" basis. The general intent of this Article is to transfer or license to Buyer sufficient intellectual property rights (to the extent transferable) that are owned by or licensed to 3M to allow Buyer to conduct the Business in the same manner it was conducted by 3M on the Closing Date, excluding, however, intellectual property rights relating to components or materials supplied to the Business by other businesses of 3M, which components or materials are identified on Schedule 6.01. Buyer does not expect to be placed in a better position with respect to third party intellectual property rights by virtue of this Agreement than the position occupied by 3M as to such matters as of Closing. Buyer will be responsible for any infringement alleged with respect to third party intellectual property rights relating to products sold after Closing.

         6.02 Purchased Intellectual Property. Subject to the terms and conditions hereof, 3M agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase and acquire from 3M, at the Closing on the Closing Date, all of 3M's right, title and interest, if any, immediately before the effective time of the Closing in and to the following assets:

         (a) The technology and know-how within Purchased Intellectual Property to the extent transferable by 3M, subject to a worldwide, non-exclusive, royalty-free, assignable license, with the right to sublicense, from Linvatec back to 3M of any technology and know-how within the field of electronic products and equipment and orthopedic casting products and equipment;

         (b) The patents, applications for patents, utility model registrations and design patents within Purchased Intellectual Property, subject to a worldwide, non-exclusive, royalty-free, assignable license, with the right to sublicense, from Linvatec back to 3M of such rights within the fields of electronic products and equipment and orthopedic casting products and equipment, and subject to any agreement listed in Schedule 1.06 (If any royalties are due to a third party under an IP Agreement due to 3M's sales under its license provided herein, however, 3M will pay those royalties to Linvatec so that they may be passed through to the third party);

         (c) Any registered and unregistered trademarks (and the goodwill of the business in which any such trademarks are used and which is symbolized by said trademarks), and copyrights within Purchased Intellectual Property to the extent transferable by 3M, subject to any agreement listed in Schedule 1.06.

         (d) Any IP Agreement to the extent transferable by 3M. 3M's obligations with respect to transferability of any IP Agreement are provided in Section 8.03 (Unassignable Contracts) to the extent the mechanism provided in Section 8.03 would not constitute a breach of the IP Agreement.

         6.03 Trade Name and Trademark Restrictions. It is understood and agreed that this Agreement does not constitute an agreement to transfer to Buyer the right to use: (i) the name 3M, (ii) any 3M corporate logo alone, or (iii) any combination of any other mark or symbol with any of the marks identified in Sections 6.03(i) or 6.03(ii), except as provided in Section 6.04.

         6.04 Removal of 3M Trade Names. Within a reasonable period of time not to exceed twenty-four (24) months, except as noted below, after the Closing Date, Buyer shall remove all trade names and trademarks of 3M not included in the Purchased Assets from all assets transferred to Buyer hereunder; provided, however, that it is understood and agreed that with respect to product literature and other assets where removal of such trade names or trademarks would result in damage to such asset, Buyer may instead relabel such assets to conceal such trade names or trademarks. It is understood that Buyer will not be required to remove the 3M trademark or relabel the products, if to do so would jeopardize the registration of such product in a particular jurisdiction, provided that Buyer agrees not to change the manner in which such mark is displayed. Buyer will use its best efforts to transfer said product registrations in its own name as soon as reasonably possible after Closing.

         6.05 Intellectual Property Agreement Assumptions. Buyer agrees to assume all of 3M's post-Closing obligations, duties, liabilities and commitments pursuant to the IP Agreements including but not limited to any obligation for 3M to pay any royalty. Buyer agrees to forever hold 3M harmless, defend 3M and indemnify 3M for any damages, penalties or expenses incurred, including reasonable attorney expenses, with respect to any claim or cause of action of any description (regardless of the theory of liability) related to the alleged breach of Buyer's or 3M's assumed post-Closing obligations under the IP Agreements. Without limiting the generality of the previous portion of this section, Buyer agrees to forever hold 3M harmless, defend 3M and indemnify 3M for any damages with respect to a) any cause of action alleging that any third party is entitled to a royalty for sales after the Closing Date pursuant to the IP Agreements, or b) any cause of action for a breach of any of the IP Agreements arising out of this Agreement or the assignment of any IP Agreement to Buyer. The consideration paid by Buyer for the transfer of the IP Agreements shall include the assumption by Buyer of the duties, liabilities, obligations and commitments relating to the Intellectual Property Agreements as set forth in this Section of the Agreement.

         6.06 Warranties. 3M hereby warrants and represents, to its knowledge, as follows:

         (a) 3M has title to the patents, patent applications, design patents and utility model registrations listed in Schedule 1.04. In addition, such title is subject to or encumbered by the agreements listed in Schedule 1.06;

         (b) From the time period beginning five (5) years prior to the execution of this Agreement, neither 3M's Office of Intellectual Property Counsel nor 3M senior executive management have received any claim from any third party charging 3M with infringement of any intellectual property right in connection with 3M's conduct of the Business, except as provided in Schedule 6.06(b);

         (c) Schedule 1.04 represents a complete list of patents, patent applications, design patents, registered trademarks, and utility model registrations for which 3M has title that directly and solely relate to the Business as conducted on the Closing Date, except for any patent, patent application, design patent and utility model registration for which 3M requested an outside counsel or International patent firm to abandon more than six (6) months before the Closing Date;

         (d)      Schedule 1.06 represents a complete list of IP Agreements; and

         (e) From the time period beginning five (5) years prior to the execution of this Agreement, 3M's Office of Intellectual Property Counsel has not received any claim from any third party claiming 3M is in breach of any IP Agreement in connection with 3M's conduct of the Business, except as provided in
Schedule 6.06(e).

         6.07 Notice, Correction of Schedules. Buyer will provide 3M with prompt written notice identifying any item not listed on Schedule 1.04, 1.06, 6.06(b) or 6.06(e) that Buyer comes to believe belongs on Schedule 1.04, 1.06, 6.06(b) or 6.06(e) along with an explanation as to why such missing item belongs on
Schedule 1.04, 1.06, 6.06(b) or 6.06(e). If 3M and Buyer agree that such item should have been listed, then 3M will use its best efforts to provide a revised Schedule listing the missing item, subject to Section 8.03 (Unassignable Contracts) to the extent Section 8.03 would not constitute a breach of any agreement that belongs on Schedule 6.06(b). At any time before the Closing Date, 3M will have the unilateral right to add items to Schedules 1.04, 1.06, 6.06(b) or 6.06(e), although Buyer will have the right to terminate this Agreement pursuant to Section 12.01(a) if such addition constitutes a material breach.

         6.08 Disclaimers. BUYER ACKNOWLEDGES THAT 3M HAS DISCLAIMED (i) ANY REPRESENTATION OR WARRANTY OF INVENTORSHIP, TRANSFERABILITY, VALIDITY, ORIGINALITY, ENFORCEABILITY, RELATIONSHIP TO ANY OTHER INTELLECTUAL PROPERTY (E.G., WHETHER PATENTS ARE COUNTERPARTS OR EQUIVALENTS), NON-INFRINGEMENT, RIGHT-TO-PRACTICE, SCOPE, STATUS (PENDING OR ISSUED) OR PRIORITY OF ANY INTELLECTUAL PROPERTY RIGHT AND ANY AGREEMENT RELATING TO INTELLECTUAL PROPERTY;
(ii) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO RIGHT TO PRACTICE AND WHETHER ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHT IS OR WOULD BE INFRINGED BY THE BUSINESS, 3M PRODUCTS OR 3M PRODUCT LINE, AND (iii) ANY REPRESENTATION OR WARRANTY REGARDING THE STATUS OF ANY IP AGREEMENT (FOR EXAMPLE, WHETHER THE AGREEMENT IS BEING BREACHED).

         6.09 Assignment Documents. Buyer agrees to deliver to 3M at the Closing assignment or transfer documents consistent with this Agreement and reasonably acceptable to 3M of patents, patent applications, utility model registrations, design patents, patent licenses assigned in this Article.

         6.10 No Implied IP Transfers. It is expressly understood and agreed that, other than the intellectual property expressly identified in Article VI of this Agreement (and related Schedules thereof), this Agreement does not transfer to Buyer any interest in any intellectual property rights.

         6.11 Dispute Resolution. Any dispute regarding the terms or conditions of this Article or either party's performance or alleged breach of any term or condition of this Article will be subject to the dispute resolution provisions of section 12.02 except that 3M's Intellectual Property Counsel will be substituted for 3M's General Counsel in section 12.02.

         6.12 Indemnity, Notice. This Article will be subject to the provisions of Article XI. In addition, effective twenty-four (24) months after the Closing Date, Buyer hereby releases 3M from any claim (whether known or unknown) relating to intellectual property or this Article that is not the subject of written notice provided to: Chief Intellectual Property Counsel, 3M Office of Intellectual Property Counsel, P.O. Box. 33427, St. Paul, Minnesota 55133-3427, before twenty-four (24) months after the Closing Date.

         6.13. Sublicensed Intellectual Property. Effective on the Closing Date, 3M grants to Buyer a non-exclusive, fully paid-up sublicense under the Sublicensed IP Agreement with respect to the 3M Product Line to the extent permitted in the provisions of such Sublicensed IP Agreement relating to 3M's sale of a product line to a third party. 3M made the payment due under section 5.b. of the Sublicensed IP Agreement on or before January 15, 1999.

         6.14 Other 3M Patent. Effective on the Closing Date, 3M agrees and covenants not to sue Buyer with respect to Buyer's use (if any) of the method claimed in US Patent No. 4,806,730 in Buyer's conduct of the Business. This covenant will also cover suppliers of Buyer to the extent they practice this method to supply Buyer's needs with respect to the Business. This covenant will be transferable by Buyer to any assignee or successor of the Business.

        6.15 Licensed Intellectual Property. Effective on the Closing Date, 3M hereby grants to Linvatec a fully-paid up, non-cancelable, worldwide, non-exclusive license under Licensed Intellectual Property to use such rights within the field of surgical powered instruments, including without limitation the right to make, have made, use, sell, offer for sale, lease, import, export or otherwise dispose of products, and the right to sublicense to customers or suppliers as a part of the manufacture or sale of products, or assign such license to any assignee or successor of the Business. It is believed that there are no patents, patent applications, utility model registrations, or design patents within Licensed Intellectual Property, and thus this Section shall be construed to grant the described license to the extent that the parties discover that this belief is incorrect. Various products of the Business are manufactured or assembled at a common site with 3M's orthopedic casting products business and/or 3M's electronic products business, and there may be trade secrets and know-how within Licensed Intellectual Property that apply or are applicable to the Business and 3M's orthopedic casting products business and/or 3M's electronic products business. This Section will be construed to allow Linvatec and 3M to use such trade secrets and know-how within their respective fields without breaching this Agreement or being sued for misappropriation or infringement by the other party.



                                   ARTICLE VII

                              Conditions to Closing

         7.01 Conditions to the Buyer's Obligations. The obligations of the Buyer to be performed at the Closing shall be subject to the satisfaction or the waiver in writing by the Buyer at or prior to the Closing of the following conditions:

         (a) Each of the representations and warranties of 3M contained in this Agreement shall be true in all material respects as of the Closing with the same effect as though such representations and warranties have been made as of the Closing, except for any variations therein resulting from actions contemplated or permitted by this Agreement, and each of the covenants to be performed by 3M at or before the Closing pursuant to the terms hereof shall have been duly performed in all material respects.

         (b) No action, suit or proceeding by any governmental authority shall be pending against the Buyer or 3M which seeks to prevent the consummation of the transactions contemplated by this Agreement, and no injunction or order for any court or administrative agency of competent jurisdiction shall be in effect which restricts or prohibits the consummation by the Buyer or 3M of the transactions contemplated by this Agreement.

         (c) Any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the acquisition of the Purchased Assets contemplated hereby shall have expired or been terminated.

         (d) 3M and Buyer shall have executed a supply agreement containing at least the terms set forth on Exhibit B ("Supply Agreement") to ensure a smooth transition during that period between the Closing and the commencement of manufacturing by Buyer.

         (e) 3M and Buyer shall have executed a transition and distribution services agreement containing at least the terms set forth on Exhibit C ("Transition and Distribution Services Agreement") to ensure a smooth transition during that period between the Closing and the commencement of distribution and service by Buyer.

         (f) 3M and Buyer shall have executed a lease agreement containing at least the terms set forth on Exhibit D ("Lease and Shared Facilities Agreement") to ensure a smooth transition during that period between the Closing and the commencement of manufacturing by Buyer in Buyer's own facility.

         (g) Buyer shall be reasonably satisfied that 3M has complied, in all material respects, with 3M's obligations pursuant to Section 8.13 (providing names of and information relating to certain sales and technical services employees to be considered for employment with Buyer), 8.15(a) (relating to the transfer of data in respect of sales, orders and customer service), 8.16 (Transition Assistance in Japan), and 8.17 (Pre-Closing Disclosure).

         (h) Buyer shall have received from 3M:

             (i)   A Bill of Sale in the form of Exhibit E.

             (ii)  Certificate of Good Standing.

             (iii) Certified  copies of 3M's corporate  resolutions  authorizing
                   the  transaction   contemplated  hereby  and  by  the  Supply
                   Agreement.

         (i) 3M shall have delivered to Buyer raw material, packaging, factory supplies, work in progress and finished goods inventory valued in the amount specified in Section 2.01(b), with the appropriate mix of finished-goods products, which value shall be in an amount consistent with past practices, which Linvatec shall verify at Closing (the "Count") and such value being measured according to the cost of manufacturing or purchase by 3M, with Linvatec to ship the inventory upon completing the Count at Closing. 3M shall make its sites and responsible employees available, as needed, on weekends or holidays to facilitate the Count. 3M shall have shipped finished goods inventories in an amount in value not to exceed One Million Dollars ($1,000,000.00) for receipt by Linvatec as of August 1, 1999 at Linvatec's Belgium or Largo, Florida facilities, provided Linvatec will designate on July 21, 1999 the products to be shipped to the respective locations to which they shall be shipped.

         (j) 3M shall have completed Schedule 2.02 (Excluded Assets). Any items added by 3M to Schedule 2.02 between the signing of this Agreement and the Closing must be approved by Buyer, which will not withhold its approval unreasonably.

         (k) Buyer shall be reasonably satisfied that there is no Adverse Material Change, respect of sales, costs of manufacturing, the environmental status of the California facility and the backorder status.

         (l) Buyer and/or its parent company shall have received necessary consents and commitments for financing and shall have received funds at least equal to the Purchase Price from its lenders as of the Closing.

         (m) Buyer shall have received the environmental audit reasonably in advance of the Closing and such audit shall not disclose any adverse material condition.

         7.02 Conditions to the Obligations of 3M. The obligations of 3M to be performed at the Closing shall be subject to the satisfaction or the waiver in writing by 3M at or prior to the Closing of the following conditions:

         (a) Each of the representations and warranties of the Buyer contained in this Agreement shall be true in all material respects as of the Closing with the same effect as though such representations and warranties had been made as of the Closing, except for any variations therein resulting from actions contemplated or permitted by this Agreement, and each of the covenants to be performed by the Buyer at or before the Closing pursuant to the terms hereof shall have been duly performed in all material respects.

         (b) No action, suit or proceeding by any governmental authority shall be pending against the Buyer or 3M which seeks to prevent the consummation of the transactions contemplated by this Agreement, and no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect which restricts or prohibits the consummation by the Buyer of 3M of the transactions contemplated by this Agreement.



                                  ARTICLE VIII

                               Certain Agreements

         8.01 Buyer Investigation; No Representations or Warranties; Exclusivity of Remedies

         (a) THE BUYER HEREBY ACKNOWLEDGES THAT IT HAS EXPERIENCE IN THE OPERATION OF THE BUSINESS, HAS INDEPENDENTLY EVALUATED AND CONDUCTED THOROUGH DUE DILIGENCE WITH RESPECT TO THE 3M PRODUCT LINE, THE PURCHASED ASSETS AND THE BUSINESS (INCLUDING THE OPERATIONS, FACILITIES, CONTRACTS, MANUFACTURING PROCESS, INTELLECTUAL PROPERTY, FINANCIAL INFORMATION AND PROSPECTS OF THE BUSINESS), AND HAS BEEN REPRESENTED BY, AND HAD THE ASSISTANCE OF, COUNSEL (INCLUDING INTELLECTUAL PROPERTY COUNSEL) IN THE CONDUCT OF SUCH DUE DILIGENCE, THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         (b) 3M HAS MADE AVAILABLE TO THE BUYER AND ITS REPRESENTATIVES CERTAIN INFORMATION AND RECORDS RELATING TO THE 3M PRODUCT LINE, THE PURCHASED ASSETS, INTELLECTUAL PROPERTY, AND THE BUSINESS. IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, HAS BEEN MADE BY 3M OR ITS AGENTS REGARDING THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION OR RECORDS, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, AND THAT 3M WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO THE BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE BUYER, OR THE BUYER'S USE, OF ANY SUCH INFORMATION OR RECORDS, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. FURTHERMORE, THE BUYER AGREES THAT IT IS ACCEPTING POSSESSION OF THE PURCHASED ASSETS AT THE CLOSING "AS IS, WHERE IS, WITH ALL FAULTS", WITH NO RESULTING RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, THE SALE OF THE PURCHASED ASSETS IS BEING MADE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATION EXPENSE, USE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED AND RENOUNCED BY 3M.

         (c) THE BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 12.15, ITS SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY AND ALL CLAIMS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT
(INCLUDING CLAIMS FOR BREACHES OF REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT) SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN ARTICLE XI.

         (d) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO CLAIMS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT MAY BE BROUGHT BY THE BUYER AGAINST ANY DIRECTOR, OFFICER OR EMPLOYEE OF 3M IN HIS OR HER INDIVIDUAL CAPACITY.

         8.02 Conduct of Business. Except as expressly contemplated by this Agreement, from the date hereof until the Closing, 3M will conduct the Business in the usual and ordinary course. 3M specifically agrees that it will not (i) enter into any agreements with respect to the Business that are less favorable than contracts currently in place, (ii) enter into new contracts without the prior written consent of Buyer, (iii) give away any products or services associated with the Business without the prior written consent of Buyer (iv) offer or provide its products to customers, distributors or others in any special incentive pricing packages, including any bundled sales of the Products with other medical or other products, except as may be necessary to meet competitive pricing in the markets for the Product being sold as part of the Business and only then after receiving proof of approval from Buyer; and (v) offer discounted pricing or free products in connection with any effort to sell other 3M products. 3M may, however, reasonably offer prices as needed to meet competitors' prices for the 3M Products.

         8.03 Unassignable contracts. Notwithstanding anything to the contrary stated in this Agreement, but Subject to Article VI (Intellectual Property), if any Contract cannot be assigned to or assumed by the Buyer without the approval, consent or waiver of another party thereto, and such approval, consent or waiver has not been obtained at or prior to the Closing, then (i) such Contract shall not be assigned to or assumed by the Buyer at the Closing, (ii) 3M and the Buyer shall, if such approval, consent or waiver is obtained following the Closing, promptly thereafter execute all documents necessary to complete the assignment and assumption of such Contract (at Buyer's expense), and (iii) unless and until such approval, consent or waiver is obtained and such assignment and assumption occurs, 3M shall hold the benefits and privileges of such Contract arising after the Closing Date in trust, to the extent permitted, for the Buyer and the Buyer will indemnify and hold harmless 3M against and with respect to all obligations of 3M payable or performable after the Closing Date under such Contract. Each of 3M and the Buyer agrees to use reasonable efforts to promptly obtain all approvals, consents and waivers from third parties to the Contracts which are necessary to permit the Contracts to be assigned to and assumed by the Buyer, provided that neither 3M nor the Buyer shall be obligated to make any payment or offer or grant any accommodation (financial or otherwise) in exchange for any such approval, consent or waiver.

         8.04 Bulk Transfer Laws. 3M and the Buyer mutually waive compliance with the provisions of any applicable state bulk transfer laws, including any state tax laws relating to the obligations of buyers of assets in bulk transfers.

         8.05 Removal of Assets. The Buyer agrees to assume responsibility for, and pay all expenses in connection with, removing, transporting and relocating those Purchased Assets which at the Closing are located at any of 3M's facilities or service centers. Such removal shall be completed according to the dates listed on a schedule to be completed by Buyer ninety (90) days before any such removal. 3M agrees to give the Buyer, its agents and employees access to such facilities at reasonable times and upon reasonable notice for purposes of removing such Purchased Assets. 3M shall have no liability to the Buyer in connection with the storage at, or removal from, such facilities of the Purchased Assets after the Closing, and risk of loss with respect to such Purchased Assets shall pass to the Buyer at the Closing. 3M will provide assistance and cooperation, for example, in providing access to buildings on weekends, if required, in scheduling the removal of such items, and will be responsible for moving its own equipment, and scheduling its own production, to the extent necessary for the removal of the Purchased Assets. Buyer shall be responsible for any damage caused as a result of its own negligence.

         8.06 Record Retention. The Buyer shall retain all business files and documents included in the Purchased Assets and so specified in Schedule 8.06 (Record Retention) for a period of ten years after the Closing Date, and the Buyer shall make available to 3M any such records for inspection and copying, upon reasonable notice from 3M.

         8.07 Regulatory Filings. (a) The parties agree to use their best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the consummation of the transactions contemplated hereby, and which consents, approvals, permits or authorizations are required to be obtained prior to the consummation of the transactions contemplated hereby from governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations. Notwithstanding the foregoing, Buyer will be solely responsible for obtaining any said filings. The parties shall be responsible for their own counsel fees, with Buyer being responsible for fees associated with filings required to transfer regulatory approvals and licenses.

         (b) With respect to FDA and similar agencies in other countries, 3M will cooperate with Buyer prior to Closing in identifying regulatory filings used in the Business that cannot be transferred freely. Buyer is solely responsible for obtaining such filings (including, but not limited to the payment of any fees and expenses).

         (c) 3M will identify all import licenses and product registrations or approvals it holds in foreign countries pursuant to Section 8.17.

         8.08 Further Assurances. For a period of three (3) years following the Closing Date, 3M shall promptly execute, acknowledge and deliver any further assignments, conveyances and other instruments of transfer reasonably requested by the Buyer and necessary to effectuate the transfer of title to the Purchased Assets to the Buyer and, at the Buyer's expense, will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Buyer for the purpose of assigning, transferring, granting, and confirming ownership in or to the Buyer, or reducing to the Buyer's possession, any or all of the Purchased Assets. Such further assurances shall also extend to any efforts reasonably requested or required in connection with the transfer of import and regulatory permits, licenses and authorizations, which efforts shall include, by way of illustration, acting as an import agent with Buyer being responsible for 3M's costs, including import fees, duties and administrative costs but excluding freight and insurance (to be paid by Buyer).

         8.09 No Adverse Material Change. 3M agrees that it will make all commercially reasonable efforts to maintain the Business at its current levels up to and through Closing, and that there will be no adverse material change in the Business prior to and up to the Closing.

         8.10 Non-Competition Agreement. (a) For a period of five (5) years following the Closing Date, neither 3M, nor any of the affiliates of 3M shall, directly or indirectly (whether as principal, agent, employee, independent contractor, partner or otherwise) engage in the manufacture or sale of any 3M Products or products substantially similar to and competitive to the 3M Products being sold in this Agreement anywhere in the world, except to the extent permitted under the Transition and Distribution Services Agreement. Notwithstanding anything to the contrary in this Section 8.10, 3M and its affiliates shall not be deemed to have violated the terms of this Section 8.10 as a result of a) ownership by 3M or its affiliates of less than five percent (5%) of the outstanding shares of capital stock of any publicly traded company with one or more classes of capital stock listed on a national securities exchange or publicly traded market, except that in the case of ownership of such stock, directly or indirectly, for purposes of its pension fund no such percent limit shall be applicable; b) the purchase by 3M or its affiliates of any business where the business to be acquired owns or operates a business engaged in the manufacture or sale of 3M Products or products substantially similar to and competitive to the 3M Products, where such business is incidental to the acquisition of a more significant business provided that such business is divested within one (1) year of the date of acquisition and that 3M offers Buyer the right of last refusal to purchase such divested business, such right exercisable by Buyer within thirty (30) days of written notice from 3M of the proposed sale, 3M's asking price, terms for sale as set forth in a definitive agreement (with 3M to provide Linvatec with such information as is customarily provided for due diligence, including all information provided to or made available to other prospective purchasers).

         (b) For a period of three (3) years after the Closing Date, neither 3M nor any of the affiliates of 3M shall, directly or indirectly (whether as principal, agent, employee, independent contractor, partner, or otherwise) induce or attempt to persuade any employee or agent of Buyer engaged in the Business or customer of the Business to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;

         (c) In the event 3M or any of its affiliates violates any of their respective obligations under this Section 8.10, and Buyer may proceed against such party in law or in equity for such damages or other relief as any court may deem appropriate. 3M acknowledges that a violation of this Section 8.10 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. 3M therefore agrees that in the event of any actual or threatened violation of this Section 8.10, any Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against 3M to prevent any violations of this Section 8.10, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.10 shall also be entitled to receive reasonable attorneys' fees and court costs. If at the time of enforcement of this Section 8.10, the court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the court may reduce the duration, scope or area, in a manner rendering the restriction imposed under this Section 8.10 reasonable in duration, scope or area, but in no event in excess of the stated duration, scope or area. In an action in law or in equity for breach or enforcement of this Section 8.10 brought in any court having competent jurisdiction over the parties to such an action, the prevailing party shall be entitled to recover from the other party or parties its reasonable attorneys fees, costs and expenses associated with prosecuting or defending such an action to its final disposition (including final dispositions by summary adjudication, judge or jury verdict or final appeal)

         8.11 Misdirected Payments. The parties anticipate that certain third parties, including customers and vendors, may misdirect payments or good to 3M rather than to the Buyer, or to the Buyer rather than 3M. 3M and the Buyer agree to notify and to forward to the other promptly any such misdirected payments or goods.

         8.12 Transition Assistance. 3M will enter into a Transition and Distribution Services Agreement for transition services requested by Buyer to permit the Business to be operated consistent with past practices until Buyer can assume control of the Business so as to effectively transfer ownership of the Purchased Assets.

         8.13. Sales and Marketing Employees. By July 16, 1999, 3M shall provide to Buyer the names, addresses, phone numbers and employment information of at least 10 3M sales persons who are located in Germany and the United Kingdom and who are experienced in selling the 3M Products, and one product specialist in Germany, as well as the names of employees of 3M's Japanese joint venture who will be available for the Shuko employment option should Buyer choose to exercise such option; provided, however, that 3M cannot guarantee said Japanese employees will elect the Shuko arrangement. 3M has the option, but not the obligation, to provide such information for other 3M employees in any other locations, including the United States. Except as set forth in Section 9.01, Buyer shall have the option, but not the obligation, to offer employment to those employees it selects. As to any employees offered employment by Linvatec, 3M agrees to exercise reasonable efforts to encourage such employees to accept such offers of employment. 3M further agrees to exercise reasonable efforts to cause the 3M joint venture to enter into such an arrangement.

         8.14. Retrieval of Loaners and Demos. 3M shall be responsible for retrieving, within thirty (30) days of any request, all loaner and demonstration equipment, whether located in hospitals, surgery centers, physician offices or otherwise, as requested by Linvatec for up to six (6) months following the Closing.

         8.15. Data Transfer. 3M shall provide the following assistance with transfer of electronic data:

         (a) Sales, Order, Customer Service Data. 3M shall make available sufficient personnel and resources to transfer electronic and non-electronic data, and shall transfer such data, relating to sales, customer base, products, ordering and customer service functions in the formats reasonably selected by Buyer, with such transfer to be completed within twenty (20) days following the signing of this Agreement.

         (b) Manufacturing Systems, Quality System and Other Business Systems Requirements. 3M shall make available sufficient personnel and resources to transfer, and shall transfer, electronic data relating to manufacturing, quality system requirement (including complaint handling, investigation and response) and any other functions in the formats reasonably selected by Buyer within a reasonable period of time following Closing.

         (c) Continued Access To 3M Systems: Until the transfer of data contemplated by subsection (b) above shall have been completed to Buyer's reasonable satisfaction, 3M shall provide Buyer with access to 3M's computer systems and provide personnel and resources sufficient to process the complaint handling, investigation and quality systems as have been used in the Business and permit Buyer to use such 3M computer systems and handle such complaints consistent with past practices at the Business.

         8.16 Transition Assistance in Japan. To assist in transferring the Business in Japan, Buyer shall have the option to employ those employees in Japan who are employed with the 3M joint venture and who are most familiar with the 3M Products, under a Shuko arrangement to be defined prior to Closing; provided, however, that 3M cannot guarantee said Japanese employees will elect the Shuko arrangement.

         8.17. Pre-Closing Disclosure and Assistance. To facilitate Buyer's taking control of the Business as of the Closing, 3M agrees to provide Buyer with all of the information set forth on Schedule 8.17, by the dates set forth on Schedule 8.17. 3M shall also promptly provide other information reasonably requested by Buyer before Closing.

         8.18. Exclusivity. 3M agrees that, between the date of execution of the Agreement and the Closing, it shall not enter into or conduct any discussions with any other prospective purchaser of the Business. Moreover, 3M agrees to deal exclusively with Buyer for the purchase of the Business between the execution of this Agreement and the Closing.

         8.19 Environmental Audit. 3M shall obtain and deliver to the Buyer an environmental site audit covering the property in Irvine, California.

         8.20 Warranty Reserve. 3M shall pay to Buyer for 3M Products sold prior to Closing the warranty amount of Three Hundred Thousand Dollars ($300,000.00) associated with 3M's "A" (new equipment) and "B" (repaired equipment) warranties.



                                   ARTICLE IX

                                    Employees

         9.01 Employment Offers. With the exception of no more than 7 customer service and warehouse employees to be identified by Buyer (no later than June 30, 1999) in Schedule 9.01, Buyer agrees to offer employment (at compensation levels comparable to those being paid by 3M) as of the Closing Date , to those persons employed in the United States at Irvine, California by 3M in connection with the Business purchased. Such persons employed in the United States by 3M in connection with the Business purchased shall be referred to hereinafter as the "Business Employees". 3M agrees to exercise reasonable efforts to encourage all Business Employees who are offered employment by Buyer to accept such offers of employment. Those Business Employees who accept employment with Buyer pursuant to this Agreement shall be referred to as "Transferred Employees". Business Employees of 3M who are on long-term disability as of the Closing Date will remain employees of 3M. Should any Transferred Employee who is absent from work on the Closing Date due to a short-term disability remain absent long enough to qualify for benefits under Buyer's long-term disability plan, 3M shall reimburse Buyer for its cost of providing benefit coverages to such Transferred Employee for as long as such Employee continues to receive long-term disability benefits under Buyer's long-term disability plan.

         9.02 Benefits. From and after the Closing Date, Buyer will provide coverage and benefits to the Transferred Employees under the same pension and welfare benefit plans covering its employees, and 3M will have no responsibility therefor on and after such date. Except as provided in Section 9.04, 3M shall remain responsible to the Transferred Employees for all benefits accrued pursuant to 3M benefit plans prior to the Closing Date and payable under the provisions of such plans, and Buyer assumes no liability or obligation therefor.

         9.03 Group Health Plans. Buyer will cause its group health benefit plans to (i) waive any exclusions for pre-existing conditions affecting Transferred Employees and their eligible family members, and (ii) recognize any out-of-pocket medical and dental expenses incurred by Transferred Employees and their eligible family members during 1999, but prior to the Closing Date, for purposes of determining their deductibles and out-of-pocket maximums under Buyer's plans. For a period of two years following the Closing Date, Buyer shall cause the premiums paid by the Transferred Employees for their coverage under Buyer's medical plan to be equal to the premiums charged by 3M's medical plan for similar coverage. 3M will contribute to the cost of such reduced premiums by paying $50,000 to Buyer at Closing.

         9.04 Vacation Benefits. From and after the Closing Date, the Transferred Employees will be covered by and begin accruing benefits under Buyer's vacation plan covering its salaried employees. Buyer's vacation plan shall recognize all of the Transferred Employees' years of service with 3M for the purpose of determining their future vacation benefits. On or immediately following the Closing Date, 3M will pay in cash to the Transferred Employees the amount of their accrued and unused vacation benefits under 3M's vacation plan through the Closing Date. Within thirty (30) days after the Closing Date, 3M will provide Buyer with a list of Transferred Employees and the days of unused vacation benefits for which such employees received payment from 3M. During the remainder of 1999, Buyer will cause its vacation plan to permit the Transferred Employees to take unpaid absences equal in time to the number of days of unused vacation benefits for which they received payment from 3M.

         9.05 Service Credit. Buyer shall cause each of its pension and welfare benefit plans to recognize all of the service that the Transferred Employees completed with 3M for purposes of determining their eligibility to participate in, eligibility for benefits under, and vesting in accrued benefits. Accrual of benefits under such plans shall commence on the date of Closing.

         9.06 Non-Solicitation. 3M agrees not to seek to hire, or to hire, any Transferred Employee, except as may be permitted with Buyer's prior written consent or in the event Buyer terminates the employment of such Transferred Employee, for a period of two (2) years following the Closing Date.

         9.07 Severance. Buyer will provide the following severance benefits to any Transferred Employee whose employment is either (a) involuntarily terminated (other than for cause) by Buyer, or (b) terminated in connection with a sale or other disposition of all or part of the Business (unless such Employee is offered comparable employment with the entity that acquires the Business or such part thereof), within two years after the Closing Date: (i) severance pay in accordance with the severance policy of Buyer in effect at the time of termination, but not less than one and one-half weeks of pay for each year of employment with 3M and Buyer or their affiliates (including periods prior to the Closing Date); and (ii) six months of continued health benefits coverage for such Transferred Employee and his or her eligible family members at no cost.



                                    ARTICLE X

                                     Closing

         10.01 Closing Date. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (the "Closing") shall take place on August 11, 1999, at the offices of 3M Center, St. Paul, Minnesota, at 10:00 a.m., or, if the conditions to Closing set forth in Article VII shall not have been satisfied or waived by the appropriate party by such time of day on such date, at the same time of day on the first business day to occur following the date on which all of the conditions to Closing set forth in Article VII shall have been satisfied or waived as provided therein (subject to the provisions of Section 12.01), or at such other date, place or time as the Buyer and 3M may agree upon in writing. The date on which the Closing shall be required to occur, as determined in accordance with this Section 10.01, is herein referred to as the "Closing Date". The Closing shall be deemed to have become effective as of the close of business on the Closing Date.

         10.02    Closing Deliveries.

         (a) 3M agrees to deliver to the Buyer at the Closing (i) such bills of sale, assignments and other instruments of transfer, in form and substance reasonably satisfactory to the Buyer, as shall be necessary or appropriate to effect the conveyance to the Buyer of the Purchased Assets (without representation or warranty except as expressly provided in this Agreement), duly executed by 3M; (ii) the sublicense provided for in Section 6.13, (iii) the warranty reserve amount provided in Section 8.20; and (iv) the payment relating to the health insurance premiums for Transferred Employees as provided in
Section 9.03.

         (b) The Buyer agrees to pay or deliver, as the case may be, to 3M at the Closing the following:

                  (i) an assumption agreement, in form and substance reasonably satisfactory to 3M, effecting the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer; and

                  (ii) the Purchase Price paid in the manner provided in Section 3.01.

         (c) The certificates, instruments and documents executed and delivered by the parties at the Closing pursuant to this Agreement are herein collectively referred to as the "Transaction Documents".

         10.03 Post-Closing Deliveries. Each of the Buyer and 3M will, at the request and sole cost and expense of the other such party, do, make, execute, acknowledge and deliver after the Closing all such other and further acts and instruments of conveyance, assignment, transfer, consent and assumption as the Buyer may reasonably require to confirm conveyance and transfer to the Buyer of any of the Purchased Assets or as 3M may reasonably require to confirm assumption by the Buyer of any of the Assumed Liabilities.



                                   ARTICLE XI

                                    Indemnity

         11.01 Survival. The representations and warranties of the Buyer and 3M herein or in any of the Transaction Documents shall survive the Closing, but, as to any claim, only for so long as the indemnification obligations under this Agreement with respect to such claim remain in force as provided in Section 11.02(b) or 11.03(b).

         11.02    Indemnity by 3M.

         (a) 3M hereby agrees to indemnify and defend the Buyer against and with respect to any and all claims, losses, injuries, damages, deficiencies, liabilities, obligations, assessments, judgments, costs and expenses, including (except as otherwise expressly provided in this Agreement) costs and expenses of litigation and reasonable attorneys' fees ("Losses"), suffered or incurred by the Buyer to the extent caused proximately by:

                  (i) any material breach of any representation or warranty of 3M contained in this Agreement;

                  (ii) any material non-fulfillment of any covenant or agreement of 3M contained in this Agreement;

                  (iii) any failure of the parties, in connection with the transactions contemplated hereby, to comply fully with the provisions of any applicable state bulk transfer laws, including any state tax laws relating to the obligations of buyers of assets in bulk transfers (provided that in no event shall 3M be required to indemnify the Buyer hereunder with respect to any liability for which the Buyer would have been obligated even had such laws been fully complied with, including any Assumed Liabilities or any other liabilities or obligations that the Buyer has expressly agreed to pay or be responsible for pursuant to this Agreement); and

                  (iv) with respect to any claim of product liability or infringement of third party intellectual property rights relating to any sales of 3M Products by 3M before the Closing Date

         (b) Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of 3M under this Agreement to indemnify the Buyer with respect to any claim pursuant to clause (i) of Section 11.02(a) shall be of no force unless the Buyer has given 3M written notice of such claim prior to the eighteen (18) months after the Closing Date.

         (c) Notwithstanding anything to the contrary provided elsewhere in this Agreement, in no event shall 3M be liable to the Buyer for amounts payable under clause (i) of Section 11.02(a) until such amounts exceed in the aggregate $100,000.00, and then only to the extent of any such excess.

         (d) Notwithstanding anything to the contrary provided in this Agreement, in no event shall 3M be liable to the Buyer for amounts payable under clause (i) of Section 11.02(a) to the extent such amounts exceed in the aggregate fifty percent (50%) of the Purchase Price.

         11.03    Indemnity by the Buyer.

         (a) The Buyer hereby agrees to indemnify and defend 3M against and with respect to any and all Losses suffered or incurred by 3M to the extent caused proximately by:

                  (i) any material breach of any representation or warranty of the Buyer contained in this Agreement or in any of the Transaction Documents;

                  (ii) any material non-fulfillment of any covenant or agreement of the Buyer contained in this Agreement or in any of the Transaction Documents;. and

                  (iii) the Assumed Liabilities.

         (b) Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of the Buyer under this Agreement to indemnify 3M with respect to any claim pursuant to clause (i) of Section 11.03(a) shall be of no force unless 3M has given the Buyer written notice of such claim prior to eighteen (18) months after the Closing Date.

         (c) Notwithstanding anything to the contrary provided elsewhere in this Agreement, in no event shall the Buyer be liable to 3M for amounts payable under clause (i) of Section 11.03(a) until such amounts exceed in the aggregate $100,000.00, and then only to the extent of any such excess.

         11.04    Third Party Claims.

         (a) Notice. A party seeking indemnification (`Indemnified Party') pursuant to this Agreement in respect to, arising out of or involving a claim or demand made by any third party (a `Third Party Claim') must promptly provide in writing to the party obligated to provide indemnification (the `Indemnified Party').

                  1. Notice of the Third Party Claim;

                  2. Tender of its defense against the Third Party Claim; and

                  3. All copies of documents (including court papers) relating to the Third Party Claim.

Failure of the Indemnifying Party to promptly provide notice, tender of defense or copies of documents does not affect the Indemnifying Party's obligation to provide indemnification unless the Indemnifying Party has been actually prejudiced by the failure. However, the Indemnifying Party will not be liable for any costs or expenses (including any settlements or judgments) incurred prior to receiving the notice, tender and documents.

         (b) Assumption of Defense. The Indemnifying Party may, at any time, assume the defense against a Third Party Claim for which it is obligated to defend the Indemnified Party by giving written notice to the Indemnified Party. However, the Indemnifying Party will be responsible for any costs or expenses (including reasonable attorneys fees) of that defense incurred by the Indemnified Party after the Indemnified Party provided notice of the Third Party Claim, but before the Indemnifying Party assumed the defense. Upon assuming the defense, the Indemnifying Party will control the defense and provide counsel of its reasonable choice to represent the Indemnified Party; however, the Indemnified Party may, at its own expense, participate in the defense with its own counsel.

         (c) Cooperation. The Indemnified Party will, at its expense, cooperate in the defense assumed by the Indemnifying Party. Cooperation will include, for example, the providing records and information and making available employees, as reasonably requested by the Indemnifying Party. The Indemnifying Party will only be required to reimburse the Indemnified Party for actual out-of-pocket expenses (for example, copying charges and travel expenses) incurred by the Indemnifying Party in cooperating.

         (d)      Settlement.

                  1. By the Indemnifying Party. The Indemnifying Party may not enter any settlement on behalf of the Indemnified Party that requires the admission of liability of or permits injunctive relief against the Indemnified Party without the written consent of the Indemnified Party, which consent will not be unreasonably withheld.

                  2. By the Indemnified Party. The Indemnified Party will not admit any liability with respect to, settle, compromise or discharge, any Third Party Claim for which it seeks indemnification without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

         11.05 Adjustments. The amount of any Losses for which indemnification is provided under this Article XI shall be reduced to take account of any net tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses. In computing the amount of any such tax benefit, the Indemnified Party shall be deemed to use all other items of income, gain, loss, deduction or credit before using any item arising from the incurrence or payment of any indemnified Losses.



                                   ARTICLE XII

                                  Miscellaneous

         12.01   Termination.   This   Agreement  may  be  terminated   and  the
transactions contemplated hereby abandoned prior to the Closing:

         (a) by the Buyer giving written notice to 3M, if 3M shall be in breach in any material respect of any representation, warranty or covenant contained in this Agreement (provided that no such termination shall occur unless the Buyer shall have given notice to 3M of such breach, specifying in reasonable detail the nature of such breach, and such breach shall not have been cured in all material respects within 30 days after such notice is given), or if the conditions set forth in Section 7.01 shall become impossible to fulfill other than for reasons totally within the control of the Buyer and shall not have been waived in writing by the Buyer;

         (b) by 3M giving written notice to the Buyer, if the Buyer shall be in breach in any material respect of any representation, warranty or covenant contained in this Agreement (provided that no such termination shall occur unless 3M shall have given notice to the Buyer of such breach, specifying in reasonable detail the nature of such breach, and such breach shall not have been cured in all material respects within 30 days after such notice is given), or if the conditions set forth in Section 7.02 shall become impossible to fulfill other than for reasons totally within the control of 3M and shall not have been waived in writing by 3M;

         (c) by mutual agreement of 3M and the Buyer; and

         (d) by the Buyer or 3M giving written notice to the other such party, if the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby shall not have been consummated by August 30, 1999, unless such failure shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any covenants contained in this Agreement required to be performed or observed by such party at or before the Closing.

         If this Agreement is terminated pursuant to any of the provisions hereof, each of the parties hereto shall thereupon be released from all liabilities hereunder, except (i) liabilities for any default under this Agreement which shall have occurred prior to the effective date of such termination, (ii) all confidentiality obligations pursuant to the Confidential Disclosure Agreement dated March 1, 1999 ("CDA"), and (iii) obligations set forth in Sections 12.03 and 12.13.

         12.02    Dispute Resolution

         (a) Any disagreement or dispute between the parties arising out of or related to this Agreement or the breach or making hereof (a "Dispute") shall be resolved in the manner provided in this Section 12.02. Should there develop any Dispute, either party may, by written notice to the other party, request that such Dispute be referred to the Group Counsel of the Medical Markets Group of 3M and the Vice President - Legal Affairs of the Buyer's parent company (the "Principals"), who shall negotiate in good faith to attempt to resolve the Dispute. No settlement reached under this Section 12.02(a) shall be binding on the parties until reduced to a writing signed on behalf of the parties by the Principals.

         (b) Should the procedure outlined in Section 12.02(a) fail to bring about a resolution of each outstanding Dispute within 30 days following the giving of the notice referred to therein, then the parties shall promptly initiate a voluntary, non-binding mediation conducted by a mutually-agreed mediator. Should the parties for any reason be unable to agree upon a mediator, they shall request the clerk of court of the Ramsey County District Court in the State of Minnesota to appoint a capable mediator for them. The Buyer and 3M shall each bear one-half of the costs and expenses of the mediation and shall endeavor in good faith to resolve therein each outstanding Dispute. No settlement reached under this Section 12.02(b) shall be binding on the parties until reduced to a writing signed on behalf of the parties by the Principals.

         (c) Notwithstanding anything to the contrary provided in this Section 12.02, and without prejudice to the above procedures, either party may at any time, in connection with any Dispute, apply to a court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party's sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved in accordance with this Section 12.02.

         12.03 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own legal, accounting and other expenses incident to the preparation of, and consummation of the transactions contemplated by, this Agreement.

         12.04 Titles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         12.05 Entire Agreement. This Agreement and the CDA constitute the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements.

         12.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument.

         12.07 Waivers, Consents and Amendments. Any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by such other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth herein. This Agreement may be amended only by an agreement, in writing, signed by the parties hereto.

         12.08 Governing Law. This Agreement shall be governed in all respects by, and construed under, the laws of the State of Minnesota.

         12.09 Jurisdiction. Subject to the provisions of Section 12.02, each of 3M and the Buyer (i) irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Minnesota for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating hereto except in any such court), (ii) agrees that service of any process, summons, notice or document by United States registered mail to such party's respective address set forth in Section 12.13 shall be effective service of process for any action, suit or proceeding in Minnesota with respect to which it has submitted to jurisdiction as set forth above, and (iii) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal courts sitting in Minnesota and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. Each of 3M and the Buyer acknowledges that the time and expense required for trial by jury exceed the time and expense required for a bench trial and hereby waive, to the extent permitted by law, trial by jury.

         12.10 SPECIAL DAMAGES. BUYER AND 3M HAVE EACH AGREED TO WAIVE ANY RIGHT TO RECEIVE PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES RELATING IN ANY WAY TO THIS AGREEMENT OR THE PURCHASE/SALE OF THE BUSINESS AND/OR THE PURCHASED ASSETS, IRRESPECTIVE OF THE LEGAL THEORY ASSERTED, INCLUDING BUT NOT LIMITED TO PAYMENTS PURSUANT TO SECTIONS 11.02 AND 11.03.

         12.11 Severability of this Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.12 Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, provided that this Agreement may not be assigned by either party without the prior written consent of the other party. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and nothing herein shall give or be construed to give to any person other than the parties any legal or equitable rights under this Agreement.

         12.13 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery in person, or one day after the same shall have been sent by overnight messenger service, or three days after the same shall have been mailed by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the following addresses:

         If to the Buyer:               Linvatec Corporation
                                        11311 Concept Blvd.
                                        Largo, FL 33773
                                        Attention:  President

         with a copy:                   CONMED Corporation
                                        310 Broad St.
                                        Utica, NY 13501
                                        Attention: President and General Counsel

         If to 3M:                      Minnesota Mining and
                                          Manufacturing Company
                                        Post Office Box 33428
                                        Saint Paul, Minnesota 55133
                                        Attention: John Ursu

         12.14 Public Announcements. No press releases or public announcements regarding the terms of this Agreement shall be made by either party without the prior written approval of the other party (which approval shall not be unreasonably withheld), except as may be necessary, in the opinion of counsel for such party, to meet the requirements of any law or governmental regulation or any applicable exchange regulation (in which event the other party will be notified before, if practical under the circumstances, and after any action is taken thereon).

         12.15 Tax Treatment. It is expressly understood and agreed that none of 3M, the Buyer or any of their respective officers or agents have made any warranty or agreement, express or implied, as to the tax consequences of the transactions contemplated hereby.

         12.16 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the covenants contained in this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the covenants contained in this Agreement and to enforce specifically this Agreement and the covenants contained herein in any action properly instituted, in addition to any other remedy to which such other party may be entitled under this Agreement or at law or in equity.

         12.17    Disclosures.

         (a) Matters disclosed by 3M to the Buyer in this Agreement or the Exhibits hereto are not necessarily limited to matters required to be disclosed by this Agreement. Any such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

         (b) From time to time prior to the Closing, 3M will promptly supplement or amend the Exhibits hereto with respect to any matter hereafter arising which would make any representation or warranty set forth in Section 5.01 inaccurate if updated as of the Closing, or as is otherwise necessary to correct any information in such Exhibits or in any representation or warranty of 3M made in
Section 5.01. For purposes of determining the satisfaction of the condition set forth in Section 7.01(b) at or prior to the Closing and the accuracy of the representations and warranties contained in Section 5.01 if the Closing does not occur, the Exhibits hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. However, for purposes of determining the accuracy of the representations or warranties of 3M contained in Section 5.01 or the liability of 3M with respect thereto under Section 11.02(a) should the Closing occur, the Exhibits hereto shall be deemed to include all information contained in any subsequent supplement or amendment thereto.

         12.18    Interpretation.  In this Agreement:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b) the word "including" shall mean "including without limitation";

         (c) the work "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

         (d) the word "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof;

         (e) the word "business day" shall mean any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the United States or the State of Minnesota;

         (f) when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day which is a business day; and

         (g) all dollar amounts are expressed in United States funds.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                             MINNESOTA MINING AND
                                             MANUFACTURING COMPANY



                                       By:
                                      Its:


                                             LINVATEC CORPORATION


                                       By:

                                             Its:             President

EXHIBITS


A.        Allocation of Purchase Price
          (to be provided within ninety (90) days from Closing)

B.        Supply Agreement

C.        Transition and Distribution
          Services Agreement

D.        Lease and Shared Facilities Agreement

E.        Bill of Sale




SCHEDULES


3M Products

1.04       Patents, Trademarks

IP Agreements

2.01(a)    Purchased Assets

2.01(i)    Loaner and Demo Units

Excluded Assets

5.01(c)    Assets without Clear Title

5.01(d)(i)        Contracts in Excess of
                        $10,000 Per Annum

5.01(d)(ii)       Purchase Orders

5.01(g)    Financials:  December 31, 1998
           Balance Sheet and Contribution by
           Region

5.01(h)    Claims

5.01(i)    Inventory Policy

6.01       Materials and Components
           supplied to Business by 3M

6.06(b)    Claims of Infringement

6.06(e)    Claims relating to IP Agreements

8.06       Record Retention

8.17       Pre-Closing Disclosure

                                 FIRST AMENDMENT
                            ASSET PURCHASE AGREEMENT
                                  3M - LINVATEC


         THIS AMENDMENT, made and entered into this 10th day of August, 1999 by and between Linvatec Corporation, a Florida corporation, having its principal offices at 11311 Concept Boulevard, Largo, Florida 33773 (hereinafter referred to as "Linvatec") and MINNESOTA MINING AND MANUFACTURING COMPANY, a Delaware corporation, having its principal offices at 3M Center, St. Paul, Minnesota 55144 (hereinafter referred to as "3M").

                                                    WITNESSETH:

         WHEREAS, 3M and LINVATEC have entered into that certain Asset Purchase Agreement dated the 29th day of June, 1999 (hereinafter called the "Agreement"), and

         WHEREAS, the parties desire to amend certain terms of said Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

         1. Section 5.01(g) of the Agreement shall be amended to read as follows:

                  (g) Financials. The financial statements provided by 3M and attached to the Agreement as Schedule 5.01(g) are true and accurate in all material respects, have been derived from the books and records of 3M that have been prepared and maintained in accordance with generally accepted accounting principles (GAAP) in all material respects. The financial statements concerning first quarter 1999 and second quarter 1999 provided by 3M and attached to this Amendment as Exhibit A are true and accurate in all material respects, have been derived from the books and records of 3M that have been prepared and maintained in accordance with GAAP in all material respects

         2. Section 3.01 of the Agreement shall be amended to read as follows:

                  3.01 Purchase Price and Payment. In consideration for the Purchased Assets, the Buyer agrees to pay to 3M Thirty-nine Million Dollars ($39,000,000) (the "Purchase Price"), subject to being adjusted pursuant to Section 3.04. The Purchase Price shall be payable in cash at the Closing by wire transfer of immediately available federal funds to 3M at Norwest Bank, Minnesota, N.A., Minneapolis, Minnesota, ABA #091 000 019, credit to 3M General Account #30103.


         3. Except as expressly provided by this Amendment, the Agreement and all Exhibits and Schedules thereto shall continue in full force and effect. In the event any of the agreements set forth in this Amendment conflict with or are inconsistent with the provisions of the Agreement, the provisions of the Agreement shall supersede and prevail in interpreting the rights of the parties hereto.

         4. Each of the parties to this Amendment represent and warrant to the other that each has the full corporate power and authority to execute and deliver this Amendment.

         5. The capitalized terms herein have the same meaning as in the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the day and year first above written.




MINNESOTA MINING AND                LINVATEC CORPORATION
MANUFACTURING COMPANY

By:                                          By:

Name:                                        Name:

Its:                                         Its: